Exhibit 99.2
Cardiac Science Announces Leadership Transition
Medical device veteran Dave Marver to succeed CEO John Hinson
Bothell, WA – March 12, 2009 – Cardiac Science [NASDAQ: CSCX], a global leader in advanced cardiac diagnosis, resuscitation, rehabilitation, and informatics products, today announced the appointment of Dave Marver as the Company’s new President and Chief Executive Officer. Mr. Marver, 41, currently serves as the Company’s Chief Operating Officer and succeeds the company’s current CEO, John Hinson, who is leaving the company for personal reasons, effective March 30, 2009. Mr. Marver will become CEO and replace Mr. Hinson on the Board of Directors, effective March 31, 2009.
“Under John Hinson’s leadership, the company grew nearly five-fold and finished 2008 with record revenues, cash flow and a debt-free balance sheet,” said Ruediger Naumann-Etienne, Chairman of the Board. “On behalf of the entire Board I want to thank him for his decade of service to the company.” He added further, “We are very fortunate to have found another strong leader in Dave Marver, and the Board is very excited to work with him as CEO to take the company forward.”
Mr. Marver joined Cardiac Science as its Chief Operating Officer in October 2008. Prior to joining Cardiac Science, he spent 14 years at Medtronic, where he held a number of senior leadership positions with large businesses including Cardiac Rhythm Management, Cardiac Surgery, and Diabetes. His roles at Medtronic included Vice President Strategy & Business Development, Vice President Sales, Vice President Marketing, and Vice President Product Strategy.
Mr. Marver also spent three years at Medtronic’s International Headquarters, where he led commercial activities for Medtronic’s Cardiac Rhythm Management business in Western Europe. In addition, he has significant experience in device informatics and connectivity, having served as US Business Director for Medtronic’s Patient Management business.
Mr. Marver earned his BA from Duke University and his MBA from the Anderson School at the University of California, Los Angeles.
About Cardiac Science
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AEDs), electrocardiograph devices (ECGs), cardiac stress systems and treadmills, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The company sells a variety of related products and consumables and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in more than 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit http://www.cardiacscience.com.
For more information,

Company Contact:	Investor Contact:	Media Contact:

Mike Matysik	Doug Sherk	Christopher Gale
Cardiac Science Corporation	Jenifer Kirtland	EVC Group Inc.
Senior Vice President and CFO	EVC Group Inc.	646.201.5431
425.402.2009	415.896.6820	203.570.4681
		cgale@evcgroup.com
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